Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Roger Bosma	Joseph F. Hurley
	President & CEO	EVP & CFO
	Lakeland Bancorp	Lakeland Bancorp
	973-697-2000	973-697-2000
	rbosma@lakelandbank.com	jhurley@lakelandbank.com

LAKELAND BANCORP ANNOUNCES TRUST PREFERRED OFFERING

Oak Ridge, N.J., May 16, 2007 — Lakeland Bancorp, Inc. (NASDAQ: LBAI) today announced that it has raised a total of $20.0 million (after discounts) in a privately placed offering of trust preferred securities. In connection with the offering, the Company organized a statutory trust under Delaware law, which provides for the payment of distributions on a quarterly basis, with a maturity in approximately 30 years. The distribution rate on the trust preferred securities is fixed for five years at a rate of 6.61% per annum and then will float at three month LIBOR plus 1.52% thereafter. The securities are redeemable after five years, or earlier if certain unforeseen regulatory events occur.

The trust has loaned the net proceeds of the offering to Lakeland Bancorp on terms which mirror the terms of the trust preferred securities. Lakeland Bancorp will use such funds for general corporate purposes, including capital contributions to Lakeland Bank, and for working capital and other corporate purposes.

Based on Lakeland Bancorp’s consolidated balance sheet at March 31, 2007, as contained in its Quarterly Report on Form 10-Q for the three months then ended, the offering of trust preferred securities would have the effect of increasing the Company’s Tier I risk-based capital ratio from 10.02% to 10.83%.

About Lakeland Bancorp, Inc.

Lakeland Bancorp, Inc. is the holding company for Lakeland Bank. Lakeland Bank has forty-eight (48) offices spanning six New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren.